Exhibit 10.25

CONTURA ENERGY, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
This sets forth the Non-Employee Director Compensation Policy (the “Policy”) of Contura Energy, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), effective as of August 1, 2016 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Contura Energy, Inc. Management Incentive Plan (the “Plan”).
WHEREAS, the Board has determined that it is in the best interests of the Company to establish this Policy to set forth the compensation that will be payable to each member of the Board who is not an employee of the Company or of any subsidiary (each, an “Eligible Director”) as consideration for service on the Board.
NOW, THEREFORE, the Board hereby agrees as follows:

1.
General. The cash compensation and restricted stock unit awards described in this Policy will be paid or be made, as applicable, automatically and without further action of the Board, to each Eligible Director. For the avoidance of doubt, any member of the Board who is not an Eligible Director will not be entitled to cash, equity or any other compensation in connection with service on the Board.Annual Cash Retainer. Each Eligible Director serving as a member of the Board will receive an annual cash retainer of $75,000 for service on the Board (the “Cash Retainer”). An Eligible Director may elect to receive one hundred percent (100%) of the Cash Retainer as a restricted stock unit award pursuant to the Plan with a Fair Market Value on the grant date equal to the Cash Retainer (the “Elective RSUs”).

2.Committee Chair Retainers. Each Eligible Director is entitled to additional annual cash compensation for service as chairperson of the Board or of a committee (the “Chair Compensation”), as set forth in the table below.

Position	Annual Chair Compensation
Non-Employee Chairman of the Board	$25,000
Lead Independent Director if Employee is Chairman of the Board	$20,000
Audit Committee Chair	$15,000
Safety, Health & Environmental Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating & Corporate Governance Committee Chair	$10,000
3.    Payment Schedule and Proration for the Cash Retainer. The Cash Retainer for each applicable Eligible Director will be paid by the Company in equal quarterly installments in arrears during the calendar month immediately following the calendar quarter to which such amounts relate. With respect to any calendar quarter in which an Eligible Director’s service is terminated, such Eligible Director will be entitled to receive a prorated portion of the Cash Retainer for any partial quarter of service, payable at the time when other Eligible Directors are entitled to receive their Cash Retainer for such quarter of service. In the event a new Eligible Director is elected or appointed to the Board following the Effective Date, such Eligible Director will be eligible to receive a Cash Retainer, which will be prorated based on the date of appointment or election and payable in accordance with this Section 4. Notwithstanding the foregoing, if the Company establishes a new annual meeting date other than the one-year anniversary of the Effective Date, then each Eligible Director at the time of such newly scheduled annual meeting will receive the remaining unpaid Cash Retainer relating to the then underway annual period, plus the first quarterly installment of the Cash Retainer related to the new annual period that commences as of such newly scheduled annual meeting, payable during the calendar month immediately following such newly scheduled annual meeting. Following the newly scheduled annual meeting, the annual periods for purposes of the Cash Retainer will be based on the annual meeting schedule rather than the anniversaries of the Effective Date. An Eligible Director may elect, in accordance with procedures established by the Company, to receive one hundred percent (100%) of his or her Cash Retainer as a restricted stock unit award pursuant to the Plan with a Fair Market Value on the grant date equal to the Cash Retainer.
5.Payment Schedule for the Chair Compensation. For an Eligible Director appointed, at or following the Effective Date, to a chairperson position entitled to Chair Compensation pursuant to Section 3, the Chair Compensation will be paid in full during the calendar month immediately following the calendar quarter of the appointment to the applicable chairperson position. Notwithstanding the foregoing, if the Company establishes a new annual meeting date other than the one-year anniversary of the Effective Date, then an Eligible Director appointed at such newly scheduled annual meeting to a chairperson position entitled to Chair Compensation pursuant to Section 3 will be paid the Chair Compensation in full during the calendar month immediately following such appointment, notwithstanding the fact that such Eligible Director received the Chair Compensation during the twelve (12) month period immediately preceding such newly scheduled annual meeting. Following the newly scheduled annual meeting and the payment of the Chair Compensation in respect thereof, Chair Compensation will be payable to applicable Eligible Directors on an annual basis during the calendar month following each annual meeting.
6.Equity Compensation. Eligible Directors will be entitled to receive an annual grant of restricted stock units pursuant to the Plan, with a Fair Market Value on the date of grant equal to $75,000 (the “Annual RSUs” and, together with any Elective RSUs granted to the Eligible Director pursuant to Section 2, the “RSUs”). The Annual RSUs will be granted to each Eligible Director on the Effective Date and on each anniversary of such date. Notwithstanding the foregoing, if the Company establishes a new annual meeting date other than the one-year anniversary of the Effective Date, then Eligible Directors will receive a grant of Annual RSUs on the date of such newly scheduled annual meeting, notwithstanding the fact that the Eligible Directors received a grant of Annual RSUs during the twelve (12) month period immediately preceding such newly scheduled annual meeting, and the Annual RSUs will be granted to each Eligible Director annually at each annual meeting thereafter. The RSUs will vest in full on the first to occur of (i) the one-year anniversary of the date of grant, (ii) the Eligible Director’s “separation from service” (as defined in Section 409A) due to the Eligible Director’s death or Disability, and (iii) a Change in Control, subject in each case to the Eligible Director’s continuous service with the Company through such date. Unless otherwise elected by a Eligible Director in a Non-Employee Director Restricted Stock Unit Election

Form, the Shares in respect of vested RSUs will be delivered to the Eligible Director on the earlier of (A) thirty (30) days following the applicable vesting date, and (B) immediately prior to a Change in Control. In the event a new Eligible Director is elected or appointed to the Board following the Effective Date, the Compensation Committee of the Company or the Board will have authority to determine, at its sole discretion, such Eligible Director’s eligibility to receive Annual RSUs (or a prorated portion thereof).